EXHIBIT 99.2

                        THE DOE RUN RESOURCES CORPORATION

                                    SUITE 300
                               1801 PARK 270 DRIVE
                               ST. LOUIS, MO 63146

Contact:

Steven C. Balet
MacKenzie Partners, Inc.
(212) 929-5500


FOR IMMEDIATE RELEASE

  Doe Run Resources Announces Amendment to Exchange Offer, Cash Offer, Consent
                   Solicitation and Senior Loan Participation

St. Louis, MO: JULY 19, 2002 The Doe Run Resources Corporation ("Doe Run") announced today that it has amended the terms of its Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation which it commenced on June 6, 2002, to, among other things, allow holders of its Notes the ability to elect to participate in a third offer, the Exchange/Loan Offer, in addition to participating in the Cash Offer or Exchange Offer. Holders who participate in this Exchange/Loan Offer will be able to exchange their Notes for a participation interest in the Initial Senior Loan. Doe Run additionally announced that it was extending the expiration time of the Offers until 5:00 P.M., New York City time, on August 2, 2002 to allow Holders to consider participating in such an offer.

      In addition to the inclusion of the Exchange/Loan Offer, Doe Run has amended the terms of its New Senior Credit Facility (including the Subsequent Senior Loan Participation) and its Exchange Notes to be issued to Holders of Notes successfully participating in the Exchange Offer. As amended, the New Senior Credit Facility will consist of the Initial Senior Loan in the amount of $35.7 million and a Subsequent Senior Loan in the amount of $25 million, $10 million of which will be committed by Regiment Capital Advisors, L.L.C. (the "Regiment Credit Support") at closing to provide Doe Run with additional working capital under certain circumstances in the future, and the balance of which will be funded at the request of Doe Run subject to the consent of the lenders. The Renco Group, Inc., ultimate parent of Doe Run, has agreed to take a participation interest in $5 million of the aforementioned $10 million Regiment Credit Support. Holders who participate in the Initial Senior Loan will have the option, but not the obligation, to participate in the Subsequent Senior Loan.

      The amended terms of the Exchange Notes include, among other things, the provision of a required 1% per annum cash interest payment on each of the first two interest payment dates as opposed to the current provision contained in the Description of Exchange Notes found in the Offering Memorandum which indicates that such interest payments may be paid in full in kind.

      Doe Run is today distributing the Amendment to Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation dated June 6, 2002 (as supplemented July 9, 2002) to beneficial holders of its Notes. Holders should refer to the Amendment for detailed terms of the Exchange/Loan Offer and the amendments to the New Senior Credit Facility (including the Subsequent Senior Loan Participation) and the Exchange Notes. The Amendment is also available as an exhibit to Doe Run's Current Report on Form 8-K dated July 19, 2002. There can be no assurance that Doe Run will be able to consummate the Offers or any of the other transactions described in the Amendment and/or the Exchange Offer, Cash Offer, Consent Solicitation and Senior Loan Participation dated June 6, 2002 (as supplemented July 9, 2002).

      Holders who have tendered their Notes into the Offers on or prior to the date hereof will have the right to withdraw or amend such tenders. Holders who wish to tender their Notes into the Exchange/Loan Offer must transmit a completed Letter of Transmittal for such Offer to the Depositary and Exchange Agent; such Letter of Transmittal is being distributed to Holders concurrently with the Amendment. Holders with questions concerning how to participate in the Offers or wishing to obtain copies of the Amendment, additional Letters of Transmittal or any other documents relating to the various offers should direct all inquiries to the information agent, MacKenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885 (toll-free). Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offers.
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      This press release is not an offer to purchase any of the Notes. The offer to purchase Notes and the Offers will only be made in accordance with the Offering Memorandum.

      Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "believe," "foresee" and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. Doe Run cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: the involvement of Doe Run's secured and unsecured creditors in any restructuring negotiations; competitive pressure in Doe Run's market; business conditions in the mining and lead industry generally; general economic conditions and the risk factors detailed from time to time in Doe Run's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Doe Run does not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal laws.

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